Exhibit 23.1

AUDITOR’S CONSENT

We have issued our report dated February 18, 2003, accompanying the consolidated financial statements appearing in the 2002 Annual Report of SFBC International, Inc. and Subsidiaries to its shareholders included in the Form 10-KSB for the year ended December 31, 2002 which is incorporated by reference in this Registration Statement (Registration No. 333-103075).  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Miami, Florida

June 11, 2003